Exhibit 21.1
Spark Networks SE
Subsidiaries as of December 31, 2021

Entity	Jurisdiction of Formation

Spark Networks Services GmbH	Germany
Spark Networks, Inc.	Delaware
Zoosk, Inc.	Delaware
SilverSingles LLC	Delaware
EliteSingles LLC	Delaware
LDS Singles LLC	Delaware
Adventist Singles LLC	Delaware
Charm Labs LLC	Delaware
Spark Networks Limited	United Kingdom
Spark Networks USA, LLC	Delaware
Spark Networks Ltd.	Israel
Jdate Limited	United Kingdom
LOV USA, LLC	Delaware
MingleMatch, Inc.	Utah
Smooch Labs, Inc.	Delaware
SocialNet, Inc.	New York
Zoosk Limited	United Kingdom
Zoosk Ireland Limited	Ireland